EXHIBIT 4.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF THE REGISTRANT


                    AMENDED AND RESTATED
                 ARTICLES OF INCORPORATION
                            OF
                      SEMPRA ENERGY


                              I
                            NAME

The name of the corporation is Sempra Energy (the "Corporation").


                             II
                          PURPOSE

	The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of California (the "General Corporation Law"), other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                             III
                        CAPITAL STOCK

1. The total number of shares of all classes of stock that the Corporation is authorized to issue is 800,000,000, of which 750,000,000 shall be shares of common stock, no par value ("Common Stock"), and 50,000,000 shall be shares of preferred stock
("Preferred Stock"). The Preferred Stock may be issued in one or more series.

2. The board of directors of the Corporation (the "Board") is authorized (a) to fix the number of shares of Preferred Stock of any series; (b) to determine the designation of any such series; (c) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series; and (d) to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series.

3. Sections 502 and 503 of the General Corporation Law shall not apply to distributions on Common Stock or Preferred Stock.


                                IV
                             DIRECTORS

1. The exact number of directors comprising the entire Board shall be fixed from time to time by resolution of the Board, or by a bylaw or amendment thereof duly adopted by the Board or approved by not less than two-thirds of the outstanding shares entitled to vote generally in election of Directors.

2. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of shareholders, but in all cases continue as to each director until his or her successor shall be elected and shall qualify or until his or her earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. The initial terms of office shall be determined by resolution duly adopted by the Board. At each annual meeting of shareholders the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if fewer, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of shareholders after their election. This Section shall become effective only when the Corporation becomes a "listed corporation" within the meaning of
Section 301.5 of the General Corporation Law.

3. Vacancies in the Board, including, without limitation, vacancies created by the removal of any director, may be filled by a majority of the directors then in office, whether or not less than a quorum, or by a sole remaining director.


                                 V
                        CUMULATIVE VOTING

	No shareholder may cumulate votes in the election of directors. This Article V shall become effective only when the Corporation becomes a "listed corporation" within the meaning of
Section 301.5 of the General Corporation Law.


                                 VI
                       ACTION BY SHAREHOLDERS

	Unless the Board of Directors, by a resolution adopted by two-thirds of the authorized number of directors, waives the provisions of this Article in any particular circumstance, any action required or permitted to be taken by shareholders of the Corporation must be taken either (i) at a duly called annual or special meeting of shareholders of the Corporation or (ii) by the unanimous written consent of all of the shareholders.


                                VII
            LIABILITY OF DIRECTORS FOR MONETARY DAMAGES;
       INDEMNIFICATION OF AND INSURANCE FOR CORPORATE AGENTS

1. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

2. The Corporation shall have the power, by bylaw, agreement or otherwise, to provide indemnification of agents (as defined in Section 317 of the General Corporation Law) of the corporation to the fullest extent permissible under California law and in excess of that expressly permitted under Section 317 of the General Corporation Law, subject to the limits on such excess indemnification set forth in Section 204 of the General Corporation Law.

3. The Corporation shall have the power to purchase and maintain insurance on behalf of any agent (as defined in Section 317 of the General Corporation Law) of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent's status as such to the fullest extent permissible under California law and whether or not the corporation would have the power to indemnify the agent under
Section 317 of the General Corporation Law or these articles of incorporation.


                                VIII
                              BY-LAWS

	The Board of Directors is expressly authorized to make, amend or repeal the bylaws of the Corporation, without any action on the part of the shareholders, except as otherwise required by the General Corporation Law, solely by the affirmative vote of at least two-thirds of the authorized number of directors. The bylaws may also be amended or repealed by the shareholders, but only by the affirmative vote of the holders of shares representing at least two-thirds of the outstanding shares of the Corporation entitled to vote generally in election of Directors.


                                  IX
                               AMENDMENT

	The amendment or repeal of Articles IV, V, VI, VII, VIII and IX shall require the approval of not less than two-thirds of the outstanding shares entitled to vote generally in election of Directors.